Exhibit 10.9

Third Harmonic Bio, Inc.

August 22, 2022

Natalie Holles

Dear Natalie:

This letter agreement (the “Agreement”) amends and restates the employment agreement entered into between you and Third Harmonic Bio, Inc. (the “Company”), dated July 2, 2021 (the “Prior Agreement”).

1. Position. You will continue to be employed by the Company on a full-time basis as its Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).

2. Base Salary. You will receive a base salary at the semi-monthly rate of $20,833, which is equivalent to $500,000 on an annualized basis (the “Base Salary”). All payments of Base Salary will be made in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The Base Salary will be subject to adjustment, as determined by the Board in its discretion.

3. Annual Bonus. Following the end of each fiscal year, you will be eligible to receive an annual incentive bonus of up to 50% of your annualized Base Salary (the “Target Bonus”). The actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Board, such bonus and such criteria as determined by the Board in its sole discretion. You must remain employed by the Company as of the last day of a fiscal year in order to be eligible for and to earn a bonus for such year.

4. Special Bonus. The Company has paid to you a one-time bonus of $1,867,102 (the “Special Bonus”), which will be subject to a three-year vesting with six-months cliffs subject to your continued employment on the relevant vesting dates.

5. Equity. The Company acknowledges that it has previously issued equity awards to you. Nothing in this letter will amend or affect the terms of such award agreements, except as set forth in your Severance Agreement (as defined below).

6. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. You will also be entitled to paid vacation each year in accordance with the terms and conditions set forth in the Company’s vacation policy as in effect from time to time, but for avoidance of doubt, you will accrue no less than three weeks paid vacation per year. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company (which shall include reasonable lodging costs and business-class airfare costs you incur as a result of you providing services to the Company in its Cambridge, Massachusetts office location) in accordance with the policies and procedures then in effect and established by the Company

7. Severance Benefits. You will be eligible to receive change in control and severance payments and benefits under the Severance and CIC Retention Agreement (the “Severance Agreement”) between you and the Company, dated August 22, 2022.

8. Representation Regarding Continuing Obligations. Your employment is contingent upon your adhering to an Invention and Non-Disclosure Agreement (the “Restrictive Covenant Agreement. You hereby represent to the Company that you are not a party to any agreement of any type which may impact or limit your ability to become employed by or perform your job at the Company or which is in any way inconsistent with the terms of this offer letter or the Restrictive Covenant Agreement. You represent that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or any other party. Further, you hereby represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer.

9. Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of the Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10. Tax Matters.

a. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you are solely responsible for individual tax liabilities arising from your compensation.

b. For purposes of Section 409A of the Code, each salary continuation payment under Section 6(b)(ii) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b)(ii), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation, or (B) the date of your death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Any salary continuation payments that are not subject to Section 409A of the Internal Revenue Code, including, without limitation, payments that are exempt from Section 409A of the Internal Revenue Code as a result of the separation pay plan exemption under Section 1.409A-1(b)(9) of the Internal Revenue Code (or any successor thereto), will continue to be paid as otherwise provided in this offer letter.

c. All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11. Interpretation, Amendment and Enforcement. This offer letter constitutes the complete agreement between you and the Company, contains all the terms of your employment, and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to the terms of your employment. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12. Other Terms. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law, which means that you have the right to terminate your employment relationship with the Company at any time for any reason and the Company has the right to terminate its employment relationship with you at any time for any reason, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company other than as provided in this letter.

Very truly yours,

Third Harmonic Bio, Inc.

/s/ Mark Iwicki
Mark Iwicki Chairman of the Board

ACCEPTED AND AGREED

/s/ Natalie Holles	August 24, 2022
Natalie Holles	Date

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